Exhibit 5.1
[LETTERHEAD OF DENNIS J. BRODERICK]
August 30, 2005
The Board of Directors
Federated Department Stores, Inc.
7 West Seventh Street
Cincinnati, Ohio 45202
          Re: Registration of Shares of Common Stock
Ladies and Gentlemen:
     In my capacity as Senior Vice President, General Counsel and Secretary of Federated Department Stores, Inc., a Delaware corporation (the “Company”), I have acted as counsel for the Company in connection with the issuance pursuant to the 1994 Stock Incentive Plan of The May Department Stores Company, as amended (the “Plan”), of up to 14,878,502 shares of Common Stock, par value $0.01 per share, of the Company (the “Shares”) to be registered under the Securities Act of 1933, as amended (the “Act”), pursuant to a Registration Statement on Form S-8 (the “Registration Statement”).
     In rendering this opinion, I have examined such documents, records and matters of law as I have deemed necessary for purposes of this opinion. Based upon the foregoing and subject to the qualifications and limitations stated herein, I am of the opinion that the Shares are duly authorized and, when issued and delivered pursuant to the terms of the Plan against payment of the consideration therefor as provided therein, will be legally issued, fully paid and nonassessable.
     In rendering this opinion, I have assumed (i) the authenticity of all documents submitted to me as originals and the conformity to original documents of all documents submitted to me as copies, (ii) that the signatures on all documents examined by me are genuine and that, where any such signature purports to have been made in a corporate, governmental, fiduciary or other capacity, the person who affixed such signature to such document had authority to do so, and (iii) that the statements and certificates described in the following paragraph are accurate in all material respects at the date of this opinion.
     I am a member of the bar of the State of Ohio and have not been admitted to the bar of any other jurisdiction. In rendering this opinion, my examination of matters of law has been limited to the federal laws of the United States of America and the corporation laws of the State of Delaware. Accordingly, I express no opinion with respect to any other law of the State of Delaware or any other jurisdiction. In rendering this opinion, I have relied, as to certain matters of fact, without any independent investigation, inquiry or verification, upon statements or certificates of representatives of the Company and upon statements or certificates of public officials.
     I hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement.

Very truly yours,
/s/ Dennis J. Broderick

Dennis J. Broderick